AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
EXECUTIVE RETIREMENT SAVINGS PLAN
Effective as of January 1, 2019

ARTICLE I - PURPOSE; EFFECTIVE DATE

1.1.
Purpose.  The purpose of this Executive Retirement Savings Plan (the “Plan”) is to provide a select group of highly compensated employees of American Axle & Manufacturing Holdings, Inc. (the “Company,” and together with its subsidiaries, the “Company Group”) and its selected subsidiaries the opportunity to defer the receipt of income that would otherwise be payable to them.  It is intended that the Plan, by providing these eligible persons with these benefits and the deferral of income tax recognition of these benefits, will assist in retaining and attracting individuals of exceptional ability.

1.2.
Effective Date.  It is the intent that all of the amounts contributed under the Plan and benefits provided hereunder will be subject to the terms of Section 409A of the Code, and the Plan shall be effective as of January 1, 2019.

1.3.
Plan Type.  For purposes of Section 409A of the Code, the Plan shall be considered a nonelective account balance plan as defined in Treas. Reg. §1.409A-1(c)(2)(i)(B), or as otherwise provided by the Code.

ARTICLE II - DEFINITIONS
For the purpose of the Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1.	401(k) Plan. “401(k) Plan” means the Company’s 401(k) Savings Plan.

2.2.
Account.  “Account” means the account or accounts maintained on the books of the Company used solely to calculate the amount payable to each Participant under the Plan and shall not constitute a separate fund of assets.  An Account shall be deemed to exist from the time amounts are first credited to an Account until such time that the entire Account balance has been distributed in accordance with the Plan.

2.3.	Administrator. “Administrator” means the Management Benefits Committee acting through the Company’s Human Resources Department in the administration of the Plan pursuant to Section 7.2.

2.4.
Beneficiary.  “Beneficiary” means the person, persons or entity as designated by the Participant, or who is otherwise entitled under Article VI, to receive any Plan benefits payable after the Participant’s death.

2.5.	Board. “Board” means the Board of Directors of the Company, or any successor thereto.

2.6.
Cause.  “Cause” means with respect to a Participant, unless otherwise defined in the employment agreement of the Participant, any of the following: (a) the Participant’s willful and continued failure or refusal to perform the duties reasonably required of him or her to the Company Group; (b) the Participant’s conviction of, or plea of nolo contendere to any felony or another crime involving dishonesty or moral turpitude or which reflects negatively upon the Company or its Subsidiaries or affiliates or otherwise impairs or impedes its operations; (c) the Participant’s engagement in any willful misconduct, gross negligence, act of dishonesty, violence or threat of violence (including any violation of federal securities laws) that is injurious to the Company Group; (d) the Participant’s material breach of any applicable agreement with or policy of the Company Group; (e) the Participant’s material failure to comply with any applicable laws and regulations or professional standards relating to the business of the Company Group; or (f) any other misconduct by the Participant that is injurious to the financial condition or business reputation of the Company Group.

2.7.
Code.  “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time and as interpreted by regulations and rulings issued pursuant to the Code.  Any references to a specific provision shall be deemed to include references to any successor Code provision.

2.8.	Company. “Company” means American Axle & Manufacturing Holdings, Inc. and any successor.

2.9.	Compensation Committee. “Compensation Committee” means the Compensation Committee of the Board.

2.10.	Determination Date. “Determination Date” means any business day on which the New York Stock Exchange is open for trading.

2.11.
Disability.  “Disability” shall mean either of the following: (a) inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company Group.

2.12.
Distribution Election.  “Distribution Election” means the form prescribed by the Management Benefits Committee and completed by the Participant, indicating the chosen form of payment for benefits payable from the Participant’s Account, as elected by the Participant.

2.13.
Eligible Person.  “Eligible Person” means (a) US-based executives of the Company Group having the title of Vice President and above and (b) any other US-based employee of the Company Group designated by the Compensation Committee consistent with Section 10.1.

2.14.	ERSP Contribution. “ERSP Contribution” means the Company contribution credited to a Participant’s Account under Section 4.4.

2.15.	Executive Officer. “Executive Officer” means any executive whose compensation must be reviewed and approved by the Compensation Committee.

2.16.
Interest.  “Interest” means the amount credited to or debited against a Participant’s Account on a Determination Date, which shall be based on the Valuation Funds chosen by the Participant pursuant to Section 4.3, in order to reflect the increase or decrease in value of the Account in accordance with the provisions of the Plan.

2.17.	Management Benefits Committee. “Management Benefits Committee” means the committee appointed by the Compensation Committee to govern and monitor the administration of the Plan pursuant to Section 7.1.

2.18.	Management Investment Committee. “Management Investment Committee” means the committee appointed by the Compensation Committee to govern and monitor all Plan assets and investments.

2.19.	Participant. “Participant” means (i) any Eligible Person identified in Section 2.13(a) and (ii) any Eligible Person designated by the Compensation Committee in accordance with Section 2.13(b).

2.20.	Plan. “Plan” means this Executive Retirement Savings Plan, as amended from time to time.

2.21.	Plan Year. “Plan Year” shall mean a calendar year (January 1-December 31).

2.22.
Retirement. “Retirement” means a Participant’s voluntary resignation at any time (a) after attaining age 65, (b) after attaining age 55 but prior to age 65 with ten or more years of continuous service with the Company Group, or (c) after attaining age 60 but prior to age 65 with five or more years of continuous service with the Company Group.

2.23.
Termination.  “Termination”, “terminates employment” or any other similar such phrase means the Participant’s “separation from service” with the Company Group, for any reason, within the meaning of Section 409A of the Code.

2.24.
Unforeseeable Emergency.  “Unforeseeable Emergency” means an event that results in a severe financial hardship to the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary or a dependent of the Participant, (b) loss of the Participant’s property due to casualty or (c) other similar extraordinary and unforeseeable circumstances as a result of events beyond the control of the Participant, in each case in compliance with Section 409A of the Code.

2.25.
Valuation Funds.  “Valuation Funds” means one or more of the independently established funds or indices that are approved by the Management Investment Committee.  These Valuation Funds are used solely to calculate the Interest that is credited to each Participant’s Account in accordance with Article IV, and the term “Valuation Funds” does not represent, nor should it be interpreted to convey, any beneficial interest on the part of the Participant in any asset or other property of the Company or any member of the Company Group. The determination of the increase or decrease in the performance of each Valuation Fund shall be made by the Management Investment Committee in its reasonable discretion.  The Management Investment Committee shall select the various Valuation Funds available to the Participants and may add or remove any Valuation Funds on a prospective basis at any time in its sole discretion.

ARTICLE III - ELIGIBILITY AND PARTICIPATION

3.1.	Eligibility and Participation.

a)
Eligibility. All US-based executives of the Company Group having the title of Vice President and above shall be Eligible Persons. With respect to other employees of the Company, the Compensation Committee shall designate those employees of the Company Group who are Eligible Persons.

b)	Participation. An individual’s participation in the Plan shall be effective upon the date such individual becomes an Eligible Person.

3.2.
Participant Elections.  No more than 30 days after a Participant is first designated as a Participant as set forth in Section 3.1(b) (or if such Participant was prior to such designation participating in another nonelective account balance plan of the Company Group, the first date on which such Participant may make such election in compliance with Section 409A of the Code), the Participant may submit the following forms to the Administrator:

a)
Distribution Election.  The Participant may submit a Distribution Election, on which the Participant shall elect a form of payment to be made with respect to the Participant’s Account.  The Participant may submit a new Distribution Election at any time prior to the end of the 30-day period referenced in this Section 3.2, and the Distribution Election most recently filed at the end of such 30-day period shall be irrevocable.  In the event that a Participant does not timely submit a properly completed Distribution Election, the form of payment deemed to be elected will be a lump sum.

b)
Allocation Election.  The Participant may submit an allocation form, which shall provide instructions on how the ERSP Contributions credited to the Participant’s Account shall be allocated among the various available Valuation Funds.  In the event that a Participant does not submit a timely and properly completed allocation form, the Administrator shall allocate the ERSP Contributions to the default Valuation Fund designated by the Management Benefits Committee until a properly completed allocation form is submitted.

3.3.
Subsequent Distribution Election. Except to the extent otherwise required or permitted under Section 409A of the Code, the Participant shall not be permitted to change or revoke the form of payment with respect to his or her Account on or after the date on which such election would otherwise be irrevocable under Section 3.2(a) unless all of the following requirements are satisfied with respect to such Participant’s subsequent election to change the form of payment: (i) such election shall not take effect until 12 months after the date on which the election is made; (ii) such election shall not apply to any scheduled distribution date that occurs 12 months or less after the date on which the election is made; and (iii) except in the case of a payment due to death, as described in Section 5.2, or Disability, as described in Section 5.3, the payment with respect to which such election is made must be deferred for a period of five years from the date such payment would otherwise have been paid (or in the case of annual installment payments, five years from the date the first annual installment payment would otherwise have been scheduled to be paid). A Participant may only make one subsequent Distribution Election under this Section 3.3, with respect to his or her Account.
ARTICLE IV - DEFERRED COMPENSATION ACCOUNT

4.1.
Accounts.  The ERSP Contributions and Interest thereon shall be credited to the Participant’s Account as otherwise provided in this Article IV.  The Participant’s Account shall be used solely to calculate the amount payable to the Participant under the Plan and shall not constitute a separate fund of assets.

4.2.
Timing of Credits; Withholding.  Any ERSP Contributions shall be credited to a Participant’s Account as of a time and in a manner provided by the Administrator, but typically as soon as practicable in the first quarter of the calendar year following the Plan Year to which such ERSP Contribution relates.  Any withholding of taxes or other amounts with respect to the ERSP Contribution credited to a Participant’s Account that is required by local, state or federal law shall reduce the amount credited to the Participant’s Account in any manner specified by the Management Benefits Committee. Any Participant who suffers a Termination and is vested in his or her Account in accordance with Section 4.6 at the time of Termination shall receive any final contribution within 30 days following such Participant’s Termination date.

4.3.
Valuation Funds.  A Participant shall be permitted to designate one or more Valuation Funds for the sole purpose of determining the amount of Interest to be credited or debited to the Participant’s Account.  Such election shall designate how each ERSP Contribution shall be allocated among the available Valuation Fund(s). A Participant shall also be permitted to reallocate the balance in the Participant’s Account among the available Valuation Funds. The manner in which such elections shall be made and the frequency with which such elections may be changed and the manner in which such elections shall become effective shall be determined in accordance with the procedures adopted by the Management Investment Committee from time to time.

4.4.	ERSP Contributions. A Participant’s Account shall be credited with an ERSP Contribution in accordance with this Section 4.4.

a)
Contribution Amount.  The amount of the ERSP Contribution for any Participant shall be stated as (i) a flat dollar amount, (ii) a percentage of the Participant’s base salary and annual incentive compensation paid in the applicable Plan Year less the maximum eligible Company matching and non-elective contributions to the 401(k) Plan in the Plan Year (irrespective of whether the Participant maximized the Company contributions or not) or (iii) a formula as determined by the Compensation Committee in its sole discretion.

The Compensation Committee, in its sole discretion, shall determine the maximum amount of the ERSP Contribution that may be made for a Participant, and may consider any factors it deems relevant in making such determination.  The Management Benefits Committee, in its sole discretion, shall determine the actual amount of the ERSP Contribution to be allocated to a Participant’s Account for each year (or portion thereof), if any, up to the maximum amount approved by the Compensation Committee, except for the Executive Officers, for whom such decision will be made by the Compensation Committee.  For a Participant’s initial year of participation, the ERSP Contribution shall be based on the applicable formula for the Plan Year and prorated from the date the Participant becomes an Eligible Person.  Once established, the ERSP Contribution formula for any Participant shall remain the same for each succeeding year, unless changed by either the Management Benefits Committee or the Compensation Committee pursuant to their respective authority indicated herein.  Any such changes must be made no later than December 31 and shall apply to the ERSP Contribution made with respect to services performed in the following Plan Year.

b)
Special Contributions. By way of further clarity, notwithstanding the provisions of Section 4.4(a), the Compensation Committee may make, in its complete and sole discretion, a special contribution on behalf of a Participant to such Participant’s Account with respect to a particular Plan Year in any amount as determined by the Compensation Committee. Such special contribution may be in addition to or in lieu of any other contribution with respect to the particular Plan Year, as determined by the Compensation Committee in its complete and sole discretion.

c)
No Guarantee of Future Contributions.  The designation of any Participant as being eligible to receive an ERSP Contribution in any year shall not be a guarantee of future contributions, and the crediting of any particular level of ERSP Contribution in any year shall not be a guarantee of that level in future years.

4.5.	Determination of Accounts. Each Participant’s Account on a Determination Date shall consist of the balance of the Account as of the immediately preceding Determination Date, adjusted as follows:

a)	ERSP Contributions. Each Account shall be increased by any ERSP Contribution credited since such prior Determination Date as set forth in Section 4.4.

b)
Distributions.  Each Account shall be reduced by the amount of each benefit payment made from that Account since the prior Determination Date.  Distributions shall be deemed to have been made proportionally from each of the Valuation Funds maintained within such Account based on the proportion that such Valuation Fund bears to the sum of all Valuation Funds maintained within the Account for that Participant as of the Determination Date immediately preceding the date of payment.

c)
Interest.  Each Account shall be increased or decreased by the Interest credited or debited to such Account as though the balance of that Account was invested in the applicable Valuation Funds chosen by the Participant.

4.6.
Vesting of Accounts.  Unless otherwise specified by the Management Benefits Committee (with respect to non-Executive Officer Participants) or the Compensation Committee (with respect to Executive Officer Participants) in writing, or except as set forth in Section 4.7, each Participant shall be 100% vested in the Participant’s Account, including any Interest thereon, upon the earliest of: (a) death; (b) Disability; or (c) becoming eligible for Retirement.

4.7.
Forfeiture of Accounts.  Any Participant who Terminates employment before becoming fully vested in the Participant’s Account shall immediately forfeit the unvested balance of his or her Account.  Any Participant whose employment is terminated for Cause, or whose employment is terminated for any reason at a time when such termination could have been for Cause, shall immediately forfeit the balance of his or her Account, including any vested amounts.  In addition, if a Participant’s employment is not terminated for Cause, but the Management Benefits Committee (with respect to non-Executive Officer Participants) or the Compensation Committee (with respect to Executive Officer Participants) later determines that such termination could have been for Cause if all the facts had been known at the time of such termination, then any unpaid portion of the Participant’s Account shall be immediately forfeited as of the date of such Committee’s determination.

4.8.
Statement of Accounts.  To the extent that the Company does not arrange for a Participant’s Account balance to be accessible online by the Participant, the Administrator shall provide to each Participant a statement showing the balance in the Participant’s Account no less frequently than annually.

ARTICLE V - PLAN BENEFITS

5.1.	A Participant’s Account. The Participant’s vested Account balance shall be distributable to the Participant upon the Participant’s Termination.

a)
Form of Payment.  The form of benefit payment shall be that form selected by the Participant in his or her Distribution Election made (or deemed made) pursuant to Section 3.2(a) (as may be amended in accordance with a subsequent Distribution Election under Section 3.3), and as permitted pursuant to Section 5.5.

b)
Timing of Payment.  Benefits payable from a Participant’s Account shall be paid (if a lump sum) or commence (if installments) on the first Determination Date that occurs on or immediately following six months following the Participant’s Termination date. If installments, each subsequent payment shall occur in January of the next calendar year following the initial benefit payment.

5.2.
Death Benefit. Upon the death of a Participant prior to the commencement of distributions from the Participant’s Account, the Company shall pay to the Participant’s Beneficiary an amount equal to the Participant’s vested Account balance in the form of a lump sum payment as soon as administratively practicable (but in no event more than 90 days) after the Participant’s death.  In the event of the death of the Participant after the commencement of distributions from the Participant’s Account, the remaining unpaid balance of the Participant’s Account shall be paid to the Participant’s Beneficiary in the form of a lump sum as soon as administratively possible (but in no event more than 90 days) after the Participant’s death.  If the Participant’s Beneficiary, estate or legal representative fails to notify the Management Benefits Committee of the death of the Participant in the manner specified in Section 10.9, such that the Company is unable to make timely payment hereunder, then the Company shall not be treated as in breach of the Plan and shall not be liable to the Beneficiary, estate or legal representative for any losses, damages, or other claims resulting from such late payment.

5.3.
Disability Distributions.  Upon a finding by the Management Benefits Committee that a Participant has suffered a Disability, the Company shall make a full distribution of the Participant’s Account. The payment of such distribution shall be made in the form of a lump sum in an amount equal to the Participant’s vested Account balance as soon as administratively practical (but in no event more than 90 days) after the date of such Disability.

5.4.
Permitted Acceleration of Payments.  To the extent permitted by Section 409A of the Code, the Management Benefits Committee may, in its sole discretion, accelerate the time or schedule of a distribution under the Plan, such as accelerated distributions to address the payment of employment taxes or early income inclusion that may occur for a Participant’s Account balance.

5.5.
Form of Payment.  Unless otherwise specified in this Article V, the benefits payable from a Participant’s Account shall be paid in the form of benefit as provided below, and specified by the Participant in the Distribution Election or as otherwise set forth in Section 3.2(a).  The permitted forms of benefit payments are:

a)	A lump sum amount that is equal to the Participant’s vested Account balance; and

b)
Annual installments for a period of up to 10 years where the annual payment shall be equal to the Participant’s vested Account balance immediately prior to the payment, multiplied by a fraction, the numerator of which is one and the denominator of which commences at the number of annual payments initially chosen and is reduced by one in each succeeding year.  Interest on the unpaid balance shall be based on the most recent allocation among the available Valuation Funds chosen by the Participant, made in accordance with Section 4.3.

5.6.
Small Account.  If the Participant’s vested Account balance as of the time the payments are to commence is less than $50,000, then such Account shall be paid in a lump sum, notwithstanding any election by the Participant to the contrary.

5.7.
Unforeseeable Emergency Distribution. The Management Benefits Committee may at any time, upon written request of a Participant, cause to be paid to such Participant, an amount equal to all or any part of the Participant’s vested Account balance if the Management Benefits Committee determines, based on such reasonable evidence that it shall require, that such a payment is necessary for the purpose of alleviating the consequences of an Unforeseeable Emergency. Payments of amounts because of an Unforeseeable Emergency may not exceed the amount necessary to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes or penalties reasonably anticipated as a result of the distribution after taking into account the extent to which the Unforeseeable Emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). The amount of a Participant’s Account shall be reduced by the amount of any Unforeseeable Emergency distribution to the Participant.

5.8.	Withholding; Payroll Taxes. The Company shall withhold from any payment made pursuant to the Plan any taxes required to be withheld from such payments under local, state or federal law.

5.9.
Payments in Connection with a Domestic Relations Order.  Notwithstanding anything herein to the contrary, the Company may make distributions to someone other than the Participant if such payment is necessary to comply with a domestic relations order, as defined in Section 414(p)(1)(B) of the Code, involving the Participant.

5.10.
Payment to Guardian.  If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of the property, then the Management Benefits Committee may direct payment to the guardian, legal representative or person having the care and custody of such minor, incompetent or person.  The Management Benefits Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution.  Such distribution shall completely discharge the Management Benefits Committee and the Company from all liability with respect to such benefit.

5.11.
Effect of Payment.  The full payment of the applicable benefit under this Article V shall completely discharge all obligations on the part of the Company to the Participant (and the Participant’s Beneficiary) with respect to the operation of the Plan, and the Participant’s (and the Participant’s Beneficiary’s) rights under the Plan shall terminate.

5.12.
Amount of Payment.  Notwithstanding anything herein to the contrary, the amount payable from a Participant’s vested Account balance may be determined and valued within a period of up to 10 business days preceding the date of actual payment.

ARTICLE VI - BENEFICIARY DESIGNATION

6.1.
Beneficiary Designation.  Each Participant shall have the right, at any time, to designate one or more persons or entity as a Beneficiary (both primary as well as secondary) to whom benefits under the Plan shall be paid in the event of the Participant’s death prior to complete distribution of the Participant’s vested Account balance.  Each Beneficiary designation shall be in the form prescribed by the Administrator, including through an online designation system, and shall be effective only when filed with the Administrator during the Participant’s lifetime.

6.2.
Changing Beneficiary. Except in instances when the listed Beneficiary is the spouse of the Participant, a Participant may change the Beneficiary designation without the consent of the previously named Beneficiary by filing a new Beneficiary designation with the Administrator during the Participant’s lifetime. If the listed Beneficiary is the spouse of the Participant, the Participant shall obtain such Beneficiary’s consent by the execution of a spousal consent form provided by the Company.

6.3.
No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, and the Beneficiary designation form does not specify to whom payments should be made in such event, then the Participant’s Beneficiary shall be the Participant’s estate.

6.4.	Effect of Payment. Payment to the Beneficiary shall completely discharge the Company’s obligations under the Plan.
ARTICLE VII - ADMINISTRATION

7.1.	Management Benefits Committee. The Compensation Committee shall appoint a Management Benefits Committee for the Plan.

a)
Appointment and Removal of Management Benefits Committee. The Management Benefits Committee shall consist of three or more individuals appointed by, and serving at the discretion of, the Compensation Committee. A member of the Management Benefits Committee may (i) resign upon 30 days’ written notice to the Compensation Committee, or (ii) be removed from the Management Benefits Committee at any time at the discretion of the Compensation Committee.

b)
Decisions by Management Benefits Committee. The Management Benefits Committee shall act by majority vote either at a meeting of the Management Benefits Committee or by written consent. Meetings may be attended telephonically.

c)
Authority. The Management Benefits Committee shall: (i) monitor the performance of the Plan to ensure that the Plan is administered in accordance with its terms and in compliance with applicable law or regulation; (ii) have full and exclusive discretionary authority to determine all questions arising in the administration, application and interpretation of the Plan including the authority to correct any defect or reconcile any inconsistency or ambiguity in the Plan and the authority to determine a Participant’s eligibility to receive a benefit from the Plan and the amount of that benefit; (iii) determine all Claims appeals as set forth in Section 8.1 of the Plan and shall have the authority to determine all questions of fact relating to such an appeal, and any determination by the Management Benefits Committee pursuant to this Section 7.1(c) or Section 8.1 shall be binding and conclusive on all parties; and (iv) have the authority to make Plan amendments as long as such amendments do not have a significant cost impact to the Company. The Management Benefits Committee may also provide for the adoption of the Plan by an affiliated employer pursuant to such terms and conditions as the Management Benefits Committee, in its discretion, may determine. The Management Benefits Committee shall have the right to remove an affiliated employer as a Plan sponsor if, in its discretion, it deems such removal to be appropriate.

d)
Liability. No member of the Management Benefits Committee or any other committee to which Plan administrative authority has been delegated, shall be personally liable by reason of any action taken by him or her in good faith or on his or her behalf as the Management Benefits Committee, nor for any mistake in judgment made in good faith.

7.2.
Administrator. The Company shall be the Plan Administrator. The Administrator shall act on its behalf and perform the duties of the Plan Administrator as set forth herein. The Administrator shall administer the Plan in accordance with all applicable laws and regulations and, except as otherwise expressly provided to the contrary herein, shall have all powers and discretionary authority to carry out that obligation. Specifically, but not by way of limitation, the Administrator shall:

a)	Procedures and Forms. Establish such administrative procedures and prepare, or cause to be prepared, such forms, as may be necessary or desirable for the proper administration of the Plan;

b)	Advisors. Retain the services of such consultants and advisors as may be appropriate to the administration of the Plan;

c)	Payment of Benefits. Direct, or establish procedures for, the payment of benefits from the Plan; and

d)	Plan Records. Maintain, or cause to be maintained, all documents and records necessary or appropriate to the maintenance of the Plan.

7.3.
Binding Effect of Decisions.  The decision or action of any member of the Management Benefits Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

7.4.
Indemnity of Members of the Management Benefits Committee.  The Company shall indemnify and hold harmless the members of the Management Benefits Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to the Plan on account of such member’s service for the Management Benefits Committee, except in the case of gross negligence or willful misconduct.

ARTICLE VIII - CLAIMS PROCEDURE

8.1.
Claim.  Any person or entity claiming a benefit, or requesting an interpretation, ruling, or information under the Plan, shall present the request in writing to the Management Benefits Committee within one year following the date that such person or entity knew or, exercising reasonable care, should have known of such claim in accordance with Company policy. All decisions on review shall be final and bind all parties concerned.

ARTICLE IX - AMENDMENT AND TERMINATION OF PLAN

9.1.
Amendment.  The Board or its appointed delegates may at any time amend the Plan by written instrument, notice of which is given to all the Participants and to each Beneficiary receiving installment payments who are affected by such amendment, except that no amendment shall reduce the amount vested or accrued in any Participant’s Account as of the date the amendment is adopted.  In addition, any amendment which adds a distribution event to the Plan shall not be affective with respect to any Participant’s Account that is already established as of the time of such amendment.  Notwithstanding anything in the Plan to the contrary, the Board or its appointed delegates shall have the unilateral right to amend the Plan to comply with Section 409A of the Code.

9.2.	Company’s Right to Terminate. The Board may, in its sole discretion, terminate the entire Plan and require distribution of all benefits due under the Plan or portion thereof, provided that:

a)
The termination of the Plan does not occur proximate to a downturn in the financial health, as determined by the Management Benefits Committee, of the Company and all entities considered to be part of the same controlled group under Treas. Reg. §1.409A-1(g) (the “AAM Controlled Group”);

b)
The AAM Controlled Group also terminates all other plans or arrangements which are considered to be of a similar type as defined in Treas. Reg. §1.409A-1(c)(2)(i), or as otherwise provided by the Code;

c)
No payments made in connection with the termination of the Plan occur earlier than 12 months following the Plan termination date other than payments the Plan would have made irrespective of Plan termination;

d)	All payments made in connection with the termination of the Plan are completed within 24 months following the Plan termination date;

e)	The AAM Controlled Group does not establish a new plan of a similar type as defined in Treas. Reg. §1.409A-1(c)(2)(i), within three years following the Plan termination date; and

f)
The AAM Controlled Group meets any other requirements deemed necessary to comply with provisions of the Code and applicable regulations which permit the acceleration of the time and form of payment made in connection with plan terminations and liquidations.

ARTICLE X - MISCELLANEOUS

10.1.
Unfunded Plan. The Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

10.2.
Unsecured General Creditor.  The Plan constitutes an unsecured promise by the Company to pay benefits in the future. Notwithstanding any other provision of the Plan, all Participants and each Participant’s Beneficiary shall be unsecured general creditors, with no secured or preferential rights to any assets of the Company or any other party for payment of benefits under the Plan.  The Plan is unfunded for Federal tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974. Any property held by the Company for the purpose of generating the cash flow for benefit payments shall remain its general, unpledged and unrestricted assets.  The Company’s obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future. No other member of the Company Group shall have any obligations or liabilities under the Plan. Any obligations on the Plan are solely those of the Company.

10.3.
Trust Fund. The Company shall be responsible for the payment of all benefits provided under the Plan.  At its discretion, the Company may establish one or more trusts, with such trustees as the Board may approve, for the purpose of assisting in the payment of such benefits. The assets of any such trust shall be held for payment of all the Company’s general creditors in the event of insolvency.  To the extent any benefits provided under the Plan are paid from any such trust, the Company shall have no further obligation to pay them.  If not paid from the trust, such benefits shall remain the obligation of the Company.

10.4.
Compliance with Section 409A of the Code.  It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to the Participants or Beneficiaries. The Plan shall be construed, administered, and governed in a manner that affects such intent.  Neither the Company, any other member of the Company Group nor any Committee guarantees or provides any warranties with respect to the tax treatment of amounts deferred under the Plan.  Neither the Company, any other member of the Company Group, the Board, any director, officer, employee and advisor, nor any Committee (nor its designee) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan.  For purposes of the Plan, the phrase “permitted by Section 409A of the Code,” or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(1) of the Code.

10.5.	Nonassignability and Offset.

a)
Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable, other than (i) to a Participant’s Beneficiary pursuant to Article VI, (ii) pursuant to a domestic relations order deemed legally sufficient by the Management Benefits Committee, or (iii) by will or the laws of descent and distribution.  No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

b)
Offset.  If, at the time a payment is due hereunder, the Company determines that the Participant is indebted or obligated to the Company or any other member of the Company Group (including, but not limited to, for amounts owed as a result of the Participant’s breach of his or her fiduciary duty owed to, or breach of any restrictive covenant in effect with, the Company Group), then the payment to be made to or with respect to such Participant (including a payment to the Participant’s Beneficiary) may, at the discretion of the Company, be reduced by the amount of such indebtedness or obligation; provided, however, that an election by the Company to not reduce any such payment shall not constitute a waiver of its claim for such indebtedness or obligation.

10.6.
Not a Contract of Employment.  The Plan shall not constitute a contract of employment between the Company Group and the Participant.  Nothing in the Plan shall give a Participant the right to be retained in the service of the Company Group or to interfere with the right of the Company Group to discipline or discharge a Participant at any time.

10.7.
Protective Provisions.  A Participant will cooperate with the Company by furnishing any and all information requested by the Company, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Company may deem necessary and taking such other action as may be requested by the Company.

10.8.
Governing Law.  The provisions of the Plan shall be construed and interpreted according to the laws of the State of Michigan, without giving effect to any choice of law or conflict of law provision or rule, except as preempted by federal law.

10.9.
Validity. If any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.10.
Notice.  Any notice required or permitted under the Plan shall be sufficient if in writing and sent by (i) registered, certified mail, or (ii) electronic mail at benefits@aam.com (with a simultaneous confirmation copy sent by first class mail properly addressed and postage prepaid).  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.  Mailed notice shall be directed to “Administrator: ERSP, Attention Human Resources Department” at the Company’s headquarters address.  Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in the Company’s records.

10.11.
Successors.  The provisions of the Plan shall bind and inure to the benefit of the Company and its successors and assigns.  The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.